Exhibit 99.1

For Further Information Contact: Bioject Medical Technologies Inc.
Ralph Makar President and CEO 503-692-8001 ext. 4137	Christine M. Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

PORTLAND, OR – May 12, 2010 – Bioject Medical Technologies Inc. (OTCBB: BJCT), a leading developer of needle-free drug delivery systems, today reported financial results for the quarter ended March 31, 2010.

For the quarter ended March 31, 2010, Bioject reported revenues of $1.2 million compared to $2.0 million reported in the comparable year-ago quarter. Product sales for the first quarter of 2010 were $1.1 million compared to $1.9 million in the year-ago quarter. License and technology fees for the first quarter of 2010 were $96,000 compared to $128,000 in the comparable year ago period. Operating expenses for the first quarter of 2010 were $1.7 million compared to $2.2 million in the comparable 2009 first quarter. The Company reported a first quarter 2010 operating loss of $507,000 compared to an operating loss of $176,000 in the prior year comparable period. Included in the current quarter operating loss of $507,000 is $202,000 of non-cash charges comprised of $53,000 in non-cash compensation expense related to the fair value of stock-based awards and $149,000 depreciation and amortization. The Company reported a first quarter 2010 net loss allocable to common shareholders of $568,000 compared to net loss allocable to common shareholders of $237,000 in the comparable year-ago quarter. Cash at March 31, 2010 was $0.5 million and accounts receivable were $0.9 million.

Basic and diluted net loss per share allocable to common shareholders for the quarter ended March 31, 2010 was $0.03 per share on 17.7 million weighted average shares outstanding compared to a net loss allocable to common shareholders of $0.01 per share on 16.6 million weighted average shares outstanding for the same period last year.

“We reduced operating expenses by 22% as compared to the same period last year and paid in full the remainder of our debt with Partners for Growth, with the result that the company is now debt free. Although revenues for the quarter were lower than the same time period last year, we have an active plan which we believe will yield improved results during the latter half of the year,” commented Ralph Makar, Bioject’s President and CEO. “We are pleased that during the first quarter, we met the final milestone in our license, development and supply agreement with Merial Ltd. for their new state-of-the-art spring powered device for feline leukemia and canine melanoma vaccinations and we initiated the first product shipments of this new device at the end of the first quarter. We have also hired a full time National Sales Manager, who is focused on increasing sales with, and meeting the needs of, customers in the military and public-health markets. Equally important, we established a new strategic alliance with MPI Research Inc, which includes seeking new business development opportunities,” added Ralph Makar. “As we move forward, we must continue to focus on improving our cash position by coming to closure on potential deals in process, increasing sales, and/or securing sources of capital. Although new challenges may continue to arise, we believe in the potential future opportunities on the horizon.”

The Company will conduct a conference call to review first-quarter results for the quarter ended March 31, 2010 on Thursday, May 13, 2010 at 10:00 a.m. Eastern Daylight Time. Live audio of the conference call will be available to investors, members of the news media and the general public. To participate in the call via telephone, please dial 1-877-407-8037.

Bioject Medical Technologies Inc., based in Portland, Oregon, is an innovative developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS provide an empowering technology and work by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to new commercial agreements, revenues, sales, new financing, and other opportunities. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships, the risk that the Company’s product may not be accepted by the market, the risk that the Company may not receive anticipated orders in the time expected or at all, the risk that customers may change or cancel orders, the risk that additional capital may not be available on acceptable terms, if at all, and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s business. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2010	2009
RESULTS OF OPERATIONS:

Revenue
Net sales of products	$1,092	$1,857
Licensing and technology fees	96	128

	1,188	1,985

Operating Expenses
Manufacturing	809	1,143
Research and development	372	437
Selling, general and administrative	514	581

Total operating expenses	1,695	2,161

Operating loss	(507)	(176)
Other income (expense), net	(36)	(49)
Preferred stock dividend	(25)	(12)

Net loss allocable to common shareholders	$(568)	$(237)

Basic and diluted net loss per common share allocable to common shareholders	$(0.03)	$(0.01)

Shares used in per share calculations	17,729,111	16,613,432

Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash	$463	$1,146
Accounts receivable	909	899
Inventories	856	868
Other	25	21

	2,253	2,934

Property and equipment, net	949	1,070
Other assets, net	1,266	1,252

Total assets	$4,468	$5,256

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term notes payable	$—	$125
Accounts payable and accrued liabilities	1,582	1,805
Derivative liabilities	40	32
Deferred revenue	270	276

	1,892	2,238
Long term liabilities:
Deferred revenue	1,268	1,222
Other long-term liabilities	349	348

Shareholders’ equity:
Preferred stock	9,308	9,282
Common stock	114,408	114,355
Accumulated deficit	(122,757)	(122,189)

	959	1,448

Total liabilities and shareholders’ equity	$4,468	$5,256

####

4